SUBSCRIPTION AGREEMENT

          Forme Capital, Inc.
          6959 Arapaho
          Suite 122
          Dallas, TX  75248

          Gentlemen:

          Mick Y.Wettreich ("Wettreich") hereby tenders this subscription to you and applies for the purchase of 2,700,000 Common Shares ("Shares") of Forme Capital, Inc. ("Company") at par value $0.001 per share, and hereby agrees to pay for such Shares in accordance with the terms of this Subscription Agreement (the "Agreement").

          Wettreich understands:

                    (i) that closing of this Agreement shall be on or before 21 days subsequent to the execution hereof by Wettreich, at which time payment, in the terms stated below, by Wettreich of $2,700 for said shares subscribed is to be paid to Company;

                    (ii) that in the event this Agreement is rejected by the Company, the payment made by Wettreich shall be returned to Wettreich with the notice of such rejection;

                    (iii) that in the event this Agreement has not been accepted by the earlier of the date ten (10) days after the date of the execution by Wettreich of this Subscription Agreement the payment made by Wettreich will promptly be returned by the Company to Wettreich without interest and without further obligation;

                    (iv) that an investment in the Company is not liquid, not easily transferable or disposed of, and Wettreich acknowledges that Wettreich has no need for liquidity in this investment.

          Wettreich hereby represents and warrants to you as follows:

               1.   The Company, has made all documents pertaining to  this
          investment available to Wettreich and, if Wettreich so requested to Wettreich's attorney, accountant and/or investment representative(s). Wettreich acknowledges that all information made available to Wettreich in connection with Wettreich's analysis and purchase of the Shares is, and shall remain, confidential in all respects and may not be reproduced, distributed or used for any other purpose without the prior written consent of the Company (except for any publicly filed documents).

               2. Wettreich has had access to the extent he deems necessary to the books and records of the Company sufficient to permits him to evaluate the business of the Company and thereby evaluate the merits and risks associated with the purchase of the Company's Shares herein described.

               3. Wettreich has had the opportunity to ask questions of, and receive written answers from, the Company concerning the terms and conditions of the offering and to obtain such information, to the extent the Company possesses the same or could acquire it without unreasonable effort or expense, as Wettreich deemed necessary to verify the accuracy of the information referred to hereinabove.

               4. Wettreich was not solicited by any form of general solicitation or general advertising, including, but not limited to the following:

                    (a)  any  advertisement,  article,   notice  or   other
          communication published in any newspaper, magazine, or similar media or broadcast over television or radio; and

                    (b) any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

               5. Wettreich will not transfer or assign this subscription or any interest therein and agrees that if this subscription is accepted by the Company, the assignment and transferability of the Shares purchased by Wettreich will be governed by the Agreement and all applicable laws.

               6. Wettreich is not a U. S. person and this transaction is an offshore transaction as defined in Regulation S of the Securities Act of 1933.

          Wettreich acknowledges and is aware of the following:

               7. This subscription may be accepted or rejected, in whole or in part, by the Company in its sole and absolute discretion.

               8. The Company has made no assurances whatsoever as to the value of the Company Shares nor has the Company or any other officer or director of the Company made any representations or promises to Wettreich regarding any potential appreciation in value of the Company's Shares. Wettreich has significant knowledge and experience in business and financial matters and has the ability to evaluate the risks of this speculative investment;

               9. Wettreich understands that he is acquiring unregistered Shares of the Company and pursuant to Regulation S of the Securities Act of 1933 ("Regulation S") and Wettreich will only resell said Shares in full compliance with said Regulation S.

               10. There are substantial restrictions on the transferability of the Shares since they are unregistered in the United States. There will be no public market in the United States for Shares, and, accordingly, Wettreich will need to bear the economic risk of Wettreich's investment for an indefinite period of time and will not be readily able to liquidate this investment in case of an emergency. These shares will be issued pursuant to Regulation S and therefore any transfer of these shares must be pursuant to Regulation S. The ultimate sale or transfer of any of the Shares must occur in a transaction which
          (i) complies with the terms of the Agreement, (ii) is exempt and in compliance with applicable laws, and (iii) complies with Regulation S.

               11. This subscription and the representations, warranties and covenants contained herein shall be binding upon Wettreich as well as upon his heirs, legal representatives, successors and assigns.


               12.  Wettreich further represents that:

                    a) he is not a U.S. person, as defined in Regulation S, and is not acquiring the securities for the account of any U.S. person or is a U.S. person who purchased securities in a transaction that did not require registration under the Act;

                    b) he agrees to resell such securities only in accordance with the provision of this Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration;

                    c) he understands that the securities of Seller contain a legend which states that any transfer of the shares represented by such certificate is prohibited except in accordance with the provisions of Regulation S;


               13. Wettreich, in payment for the above Shares, will transfer unto the Company the following:

                    (i)  $2,700 United States dollars.

               WHEREFORE, IN CONSIDERATION of  the foregoing covenants  and representations, Wettreich hereby submits this subscription for the above-referenced number of shares for the Company's consideration:







                                             ______________________________
                                             Mick Y. Wettreich





          To be registered in the name of:

               Mick Y. Wettreich
               1 Shelley Close
               Edgware
               Middlesex, England



          EXECUTED as of ______________, 2000.


          Terms accepted as of ______________, 2000.



                                             FORME CAPITAL, INC.





                                   BY:_________________________________
                                                Daniel Wettreich,
                                                President